Foundation Building Materials, Inc. Announces Third Quarter 2017 Results

2017 Third Quarter Highlights

•	Record net sales of $535.4 million, an increase of 28.8% compared to the prior year period

•	Earnings per share of $0.03 and Adjusted earnings per share(1) of $0.08

•	Net income of $1.4 million, compared to a net loss of $15.3 million in the prior year period

•	Adjusted EBITDA(1) of $40.3 million and Adjusted EBITDA margin(1) of 7.5%

•	Completed three acquisitions in the quarter

Tustin, CA, November 7, 2017 (Business Wire) - Foundation Building Materials, Inc. (NYSE: FBM), the largest specialty distributor of suspended ceiling systems in the United States and Canada and the second largest specialty distributor of wallboard in the United States and Canada, today reported third quarter 2017 financial results.
“We recorded a solid quarter of operational and financial performance, highlighted by year-over-year net sales growth of 28.8%, net income of $1.4 million and adjusted EBITDA(1) of $40.3 million,” said Ruben Mendoza, President and CEO. “Despite the challenges of adverse weather and fewer business days, our underlying business remained resilient. While our total base business net sales declined 1% in the quarter due to the impact of two hurricanes and fewer business days, our average daily net sales improved 2% compared to the prior year period. We also benefited from higher average selling prices for wallboard and continued strength in suspended ceilings sales.” Mr. Mendoza continued, “We also remained active on the acquisition front, completing 10 acquisitions this year that enhance our scale and geographical reach. While the third quarter presented unique challenges to our business, we continue to execute on our long-term strategy of profitably growing our market share, achieving economies of scale, and delivering long-term value to our customers and shareholders.”

2017 Third Quarter Results

Consolidated net sales for the third quarter ended September 30, 2017 were $535.4 million compared to $415.6 million for the third quarter ended September 30, 2016, representing an increase of $119.9 million, or 28.8%. Net sales from acquired branches and those that were strategically combined with existing branches increased by $122.6 million period over period. Base business net sales decreased $2.7 million, or 1.2%, for the third quarter of 2017 compared to the third quarter of 2016. During the third quarter, the occurrence of back-to-back major hurricanes affected the Company’s branch operations in Texas, Florida, Georgia, and South Carolina. In addition, two fewer business days compared to the prior year quarter led to lower net sales.

Consolidated gross profit of $154.8 million grew 37.0%, compared to $113.0 million in the third quarter of 2016. This increase is mainly attributable to increased sales volume and contributions from acquisitions. Gross margin for the third quarter of 2017 was 28.9% compared to 27.2% in 2016. This increase in gross margins was primarily due to an increase in margins from wallboard, suspended ceilings, mechanical insulation and the impact of lower current period purchase accounting adjustments.

Selling, general, and administrative, or SG&A, expenses for the third quarter of 2017 were $117.4 million compared to $96.0 million for the third quarter of 2016, representing an increase of $21.4 million. As a percentage of net sales, SG&A expenses were 21.9% for the third quarter of 2017 compared to 23.1% for the prior year quarter. The decrease in SG&A expenses as a percentage of net sales was primarily due to lower transaction costs.

Third quarter net income of $1.4 million, or $0.03 per diluted share, increased by $16.7 million, compared to a net loss of $15.3 million, or $0.51 net loss per share, in the third quarter of 2016.

Adjusted EBITDA(1) was $40.3 million for the quarter ended September 30, 2017 and Adjusted EBITDA margin(1) was 7.5%.

(1) Adjusted EBITDA and Adjusted net income are non-GAAP measure. See the supplementary schedules at the end of this press release for a discussion of how we define and calculate these measures, why we believe they are important and a reconciliation thereof to the most directly comparable GAAP measures. Adjusted EBITDA margin represents Adjusted EBITDA divided by net sales.

2017 Third Quarter Segment Results

Specialty Building Products (“SBP”). SBP net sales for the third quarter of 2017 were $467.9 million compared to $378.3 million for the third quarter of 2016, representing an increase of $89.6 million, or 23.7%. Net sales from acquired branches that were strategically combined with existing branches increased by $92.3 million period over period. The increase in SPB net sales is primarily due to the acquisition of Winroc-SPI in August 2016.

SBP gross profit for the third quarter of 2017 was $135.9 million compared to $105.2 million in the prior year quarter, representing an increase of $30.7 million, or 29.2%. SBP gross profit increased with higher sales volume and contributions from acquisitions. SBP gross margin for the third quarter of 2017 was 29.0% compared to 27.8% for the third quarter of 2016. The increase in SBP gross margin was primarily due to an increase in margins from wallboard and suspended ceilings sales and the impact of lower current period purchase accounting adjustments.

Mechanical Insulation (“MI”). MI net sales for the third quarter of 2017 were $67.6 million compared to $37.3 million for the third quarter of 2016. Because we entered the mechanical insulation market with the Winroc-SPI acquisition in August 2016, there were less than three months of sales in this segment for the three months ended September 30, 2016.

MI gross profit for the three months ended September 30, 2017 was $18.9 million compared to $7.8 million for the three months ended September 30, 2016, representing an increase of $11.1 million, or 141.9%. MI gross profit increased for the three months ended September 30, 2017 as compared to the three months ended September 30, 2016 primarily due to the timing of the Winroc-SPI acquisition in August 2016 and not realizing a full quarter of results in the third quarter of 2016. MI gross margin for the three months ended September 30, 2017 was 28.0% compared to 21.0% for the three months ended September 30, 2016. MI gross profit for the three months ended September 30, 2017 included a $0.1 million charge for inventory fair value purchase accounting adjustments as compared to $2.3 million in the three months ended September 30, 2016. Excluding the effect of these adjustments, MI gross margin for the three months ended September 30, 2017 was 28.1% compared to 27.1% for the three months ended September 30, 2016. The increase in MI gross margin was primarily due to operational efficiencies.

2017 Year-to-Date Highlights

•	Record net sales of $1,544.1 million, an increase of 66.0% compared to the prior year period

•	Base business net sales increased $39.8 million, an increase of 6.2% compared to the prior year period.

•	Net income of $6.6 million, compared to a net loss of $19.6 million in the prior year period

•	Completed eight acquisitions adding 17 branches

2017 Year-to-Date Results

Consolidated net sales for the nine months ended September 30, 2017 were $1,544.1 million compared to $930.3 million for the nine months ended September 30, 2016, representing an increase of $613.8 million, or 66.0%. Net sales from acquired branches and those that were strategically combined with existing branches contributed $574.1 of the increase. Base business net sales increased $39.8 million, or 6.2%, for the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016. The increase in consolidated net sales for the period is attributable to higher sales of suspended ceilings, wallboard and other products and contributions from acquisitions.

Consolidated gross profit for the nine months ended September 30, 2017 was $444.2 million compared to $264.5 million for the comparable period in the prior year, representing an increase of $179.7 million, or 67.9%. The increase in gross profit was primarily due to the increase in sales volume and contributions from acquisitions. Consolidated gross margin for the period was 28.8% compared to 28.4% for the nine months ended September 30, 2016.

SG&A expenses for the nine months ended September 30, 2017 were $344.1 million compared to $218.8 million for the comparable period in the prior year, representing an increase of $125.3 million. As a percentage of net sales, SG&A expenses were 22.3% for the nine months ended September 30, 2017 compared to 23.5% for the nine months ended September 30, 2016. The decrease in SG&A expenses as a percentage of net sales was primarily due to lower transaction costs.

2017 Year-to-Date Segment Results

SBP. SBP net sales for the nine months ended September 30, 2017 were $1,346.4 million compared to $893.0 million for the nine months ended September 30, 2016, representing an increase of $453.4 million, or 50.8%. Net sales from acquired branches that were strategically combined with existing branches contributed $413.7 million of the increase, primarily due to the acquisition of Winroc-SPI in August 2016. SBP base business net sales increased by $39.8 million, or 6.2%, due to product expansion into new markets and the overall market growth in both the commercial and residential construction markets.

SBP gross profit for the nine months ended September 30, 2017 was $389.0 million compared to $256.7 million for the nine months ended September 30, 2016, representing an increase of $132.3 million, or 51.5%. Gross profit increased due to higher sales volume combined with contributions from acquisitions and base business growth. SBP gross margins for the nine months was 28.9% compared to 28.7% for the nine months ended September 30, 2016.

MI. MI net sales for the nine months ended September 30, 2017 were $197.7 million compared to $37.3 million for the nine months ended September 30, 2016. The increase in net sales is primarily due to our acquisition of Winroc-SPI on August 9, 2016, therefore, there was a shorter period of sales in this segment during the prior year period.

MI gross profit for the nine months ended September 30, 2017 was $55.2 million compared to $7.8 million for the nine months ended September 30, 2016, representing an increase of $47.4 million. We entered the mechanical insulation market as a result of our Winroc-SPI acquisition in August 2016. MI gross margins for the nine months ended September 30, 2017 was 27.9% compared to 21.0% for the nine months ended September 30, 2016. MI gross profit for the nine months ended September 30, 2017 included a $0.1 million charge for inventory fair value purchase accounting adjustments as compared to $2.3 million in the nine months ended September 30, 2016. Excluding the effect of these adjustments, MI gross margin for the nine months ended September 30, 2017 was 28.0% as compared to 27.1% for the nine months ended September 30, 2016. The improvement in gross margin, excluding the effect of the inventory fair value adjustments, was primarily due to operational efficiencies.

Acquisitions

We supplement our organic growth strategy with selective acquisitions. During the third quarter, we completed three acquisitions. From January 1, 2017 through the date of this release, we have completed 10 acquisitions totaling 19 branches, and we expect the full year 2017 net sales contribution from all acquisitions to be in the range of $70 million to $80 million.

Third Quarter Earnings Release and Conference Call

In conjunction with this release, Foundation Building Materials, Inc. will host a conference call today, Tuesday, November 7, 2017, at 8:30 am Eastern Time. Ruben Mendoza, President and Chief Executive Officer and John Gorey, Chief Financial Officer will host the call. Investors may dial into the call at (877) 407-9039 (U.S.) or (201) 689-8470 (international) five to ten minutes prior to the start time to allow for registration. Investors may also listen to the live audio webcast via the Investor Relations page of the Foundation Building Materials, Inc. website at http://investors.fbmsales.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

An audio replay of the event will be archived on the Investor Relations page of the company's website at
http://investors.fbmsales.com. The audio replay will also be available via telephone from Tuesday, November 7, 2017, at approximately 12:00 p.m. Eastern Time through Tuesday, November 14, 2017, at 11:59 p.m. Eastern Time. Dial (844) 512-2921 and enter the passcode 13672256. International callers should dial (412) 317-6671 and enter the same passcode number to access the audio replay.

About Foundation Building Materials

Foundation Building Materials is a specialty distributor of wallboard, suspended ceiling systems, and mechanical insulation throughout the United States and Canada. Based in Tustin, California, the Company employs more than 3,500 people and operates more than 220 branches across the U.S. and Canada.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law. Investors are referred to our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:
John Moten
Foundation Building Materials, Inc.
657-900-3200
Investors@fbmsales.com

Media Relations:
Joele Frank, Wilkinson Brimmer Katcher
Joe Sala or Ed Trissel
212-355-4449

- Financial Tables Follow -

FOUNDATION BUILDING MATERIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net sales	$535,446	$415,563	$1,544,133	$930,315
Cost of goods sold (exclusive of depreciation and amortization)	380,663	302,595	1,099,907	665,767
Gross profit	154,783	112,968	444,226	264,548
Operating expenses:
Selling, general and administrative	117,410	95,962	344,074	218,758
Depreciation and amortization	19,729	13,711	57,152	33,605
Total operating expenses	137,139	109,673	401,226	252,363
Income from operations	17,644	3,295	43,000	12,185
Interest expense	(15,069)	(20,688)	(45,194)	(37,202)
Other income, net	35	79	13,419	93
Income (loss) before income taxes	2,610	(17,314)	11,225	(24,924)
Income tax expense (benefit)	1,211	(1,969)	4,637	(5,358)
Net income (loss)	$1,399	$(15,345)	$6,588	$(19,566)

Earnings (loss) per share data:
Basic	$0.03	$(0.51)	$0.16	$(0.65)
Diluted	$0.03	$(0.51)	$0.16	$(0.65)
Weighted average shares outstanding:
Basic	42,865,407	29,974,239	41,021,808	29,974,239
Diluted	42,870,391	29,974,239	41,023,935	29,974,239

FOUNDATION BUILDING MATERIALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
SEPTEMBER 30, 2017 AND DECEMBER 31, 2016
(in thousands, except share data)

	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$6,312	$28,552
Accounts receivable—net of allowance for doubtful accounts of $5,266 and $5,685, respectively	308,955	261,686
Other receivables	48,609	52,845
Inventories	167,601	157,991
Prepaid expenses and other current assets	13,847	12,516
Total current assets	545,324	513,590
Property and equipment, net	157,536	144,387
Intangible assets, net	198,998	215,381
Goodwill	458,472	437,935
Other assets	5,952	9,692
Total assets	$1,366,282	$1,320,985
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$147,407	$119,788
Accrued payroll and employee benefits	22,381	26,956
Accrued taxes	8,660	9,151
Other current liabilities	28,553	49,613
Total current liabilities	207,001	205,508
Asset-based revolving credit facility	79,500	208,469
Long-term portion of notes payable, net	532,076	525,487
Tax receivable agreement	203,837	—
Deferred income taxes, net	26,441	26,867
Other liabilities	14,585	26,138
Total liabilities	1,063,440	992,469
Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value, authorized 10,000,000 shares; 0 shares issued	—	—
Common stock, $0.001 par value, authorized 190,000,000 shares; 42,865,407 and 29,974,239 shares issued, respectively	13	—
Additional paid-in capital	329,892	364,815
Accumulated deficit	(29,708)	(36,296)
Accumulated other comprehensive income (loss)	2,645	(3)
Total stockholders' equity	302,842	328,516
Total liabilities and stockholders' equity	$1,366,282	$1,320,985

FOUNDATION BUILDING MATERIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016
(in thousands)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$6,588	$(19,566)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	22,675	9,620
Amortization of intangible assets	34,477	23,985
Amortization of debt issuance costs and debt discount	7,352	3,599
Inventory fair value purchase accounting adjustment	942	6,372
Unrealized gain on foreign currency, net	(169)	(17)
Loss on extinguishment of debt	—	5,355
Provision for doubtful accounts	2,182	1,923
Stock-based compensation	1,978	—
Unrealized gain on derivative instruments, net	(13,045)	(148)
Loss on disposal of property and equipment	202	243
Deferred income taxes	2,710	(5,160)
Change in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(29,837)	(21,179)
Other receivables	6,429	2,177
Inventories	20	(6,782)
Prepaid expenses and other current assets	(945)	(696)
Other assets	(2,180)	(110)
Accounts payable	18,414	(2,949)
Accrued payroll and employee benefits	(4,797)	2,647
Accrued taxes	(521)	1,187
Other liabilities	(19,920)	7,421
Net cash provided by operating activities	32,555	7,922
Cash flows from investing activities:
Purchases of property and equipment	(26,268)	(22,780)
Payment of net working capital adjustments	(405)	—
Proceeds from net working capital adjustments	8,590	—
Proceeds from the disposal of fixed assets	528	—
Acquisitions, net of cash acquired	(73,348)	(372,116)
Net cash used in investing activities	(90,903)	(394,896)
Cash flows from financing activities:
Proceeds from asset-based revolving credit facility	395,688	215,000
Repayments of asset-based revolving credit facility	(524,782)	(95,000)
Principal borrowings on long-term debt	—	713,600
Principal payments on long-term debt	—	(463,606)
Debt issuance costs	—	(34,359)
Principal repayment of capital lease obligations	(2,110)	(2,000)
Issuance of common stock	163,952	—

Capital contributions	2,997	66,205
Capital distributions	—	(67)
Net cash provided by financing activities	35,745	399,773
Effect of exchange rate changes on cash	363	(68)
Net (decrease) increase in cash	(22,240)	12,731
Cash and cash equivalents at beginning of period	28,552	10,662
Cash and cash equivalents at end of period	$6,312	$23,393

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$3,236	$2,228
Cash paid for interest	$49,937	$18,717
Cash Paid during the period for early debt repayment penalty	$—	$1,600
Supplemental disclosures of non-cash investing and financing activities:
Change in fair value of derivatives, net of tax	$3,047	$722
Assets acquired under capital lease	$667	$804
Goodwill adjustment for purchase price allocation	$518	$—
Tax receivable agreement	$203,837	$—
Property and equipment included in accounts payable	$—	$133
Embedded derivative in issued notes	$—	$6,200

FOUNDATION BUILDING MATERIALS, INC.
NET SALES BY SEGMENT AND PRODUCT LINE AND SEGMENT GROSS PROFIT AND GROSS MARGIN
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016
(in thousands)

	Three Months Ended September 30,				Change
	2017		2016		$	%
SBP Segment
Wallboard	$179,362	38.3%	$145,193	38.4%	$34,169	23.5%
Suspended ceiling systems	91,933	19.6%	62,488	16.5%	29,445	47.1%
Metal framing	71,420	15.3%	64,950	17.2%	6,470	10.0%
Other	125,176	26.8%	105,649	27.9%	19,527	18.5%
Total SBP net sales	$467,891	100.0%	$378,280	100.0%	$89,611	23.7%

MI Segment
Commercial and industrial insulation	$53,447	79.1%	$28,128	75.4%	$25,319	90.0%
Non-insulation products	14,108	20.9%	9,155	24.6%	4,953	54.1%
Total MI net sales	$67,555	100.0%	$37,283	100.0%	$30,272	81.2%
Total net sales	$535,446		$415,563		$119,883	28.8%

Gross profit - SBP	$135,883		$105,154		$30,729	29.2%
Gross profit - MI	18,900		7,814		11,086	141.9%
Total gross profit	$154,783		$112,968		$41,815	37.0%

Gross margin - SBP	29.0%		27.8%		1.2%
Gross margin - MI	28.0%		21.0%		7.0%
Total gross margin	28.9%		27.2%		1.7%

FOUNDATION BUILDING MATERIALS, INC.
NET SALES BY SEGMENT AND PRODUCT LINE AND SEGMENT GROSS PROFIT AND GROSS MARGIN
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016
(in thousands)

	Nine Months Ended September 30,				Change
	2017		2016		$	%
SBP Segment
Wallboard	$528,937	39.3%	$371,634	41.6%	$157,303	42.3%
Suspended ceiling systems	247,921	18.4%	118,323	13.2%	129,598	109.5%
Metal framing	212,486	15.8%	156,415	17.5%	56,071	35.8%
Other	357,097	26.5%	246,660	27.7%	110,437	44.8%
Total SBP net sales	$1,346,441	100.0%	$893,032	100.0%	$453,409	50.8%

MI Segment
Commercial and industrial insulation	$148,488	75.1%	$28,128	75.4%	$120,360	427.9%
Non-insulation products	49,204	24.9%	9,155	24.6%	40,049	437.5%
Total MI net sales	$197,692	100.0%	$37,283	100.0%	$160,409	430.2%
Total net sales	$1,544,133		$930,315		$613,818	66.0%

Gross profit - SBP	$389,037		$256,734		$132,303	51.5%
Gross profit - MI	55,189		7,814		47,375	606.3%
Total gross profit	$444,226		$264,548		$179,678	67.9%

Gross margin - SBP	28.9%		28.7%		0.2%
Gross margin - MI	27.9%		21.0%		6.9%
Total gross margin	28.8%		28.4%		0.4%

FOUNDATION BUILDING MATERIALS, INC.
BASE BUSINESS AND ACQUIRED AND COMBINED NET SALES
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016
(in thousands)

	Three Months Ended September 30,		Change
	2017	2016	$	%
Base business (1)	$226,960	$229,693	$(2,733)	(1.2)%
Acquired and combined (2)	308,486	185,870	122,616	66.0%
Net sales	$535,446	$415,563	$119,883	28.8%
(1) Represents net sales from branches that were owned by us since January 1, 2016 and branches that were opened by us during such period.
(2) Represents branches acquired and combined after January 1, 2016, primarily as a result of our strategic combination of branches.

	Nine Months Ended September 30,		Change
	2017	2016	$	%
Base business (1)	$685,047	$645,296	$39,751	6.2%
Acquired and combined (2)	859,086	285,019	574,067	201.4%
Net sales	$1,544,133	$930,315	$613,818	66.0%
(1) Represents net sales from branches that were owned by us since January 1, 2016 and branches that were opened by us during such period.
(2) Represents branches acquired and combined after January 1, 2016, primarily as a result of our strategic combination of branches.

FOUNDATION BUILDING MATERIALS, INC.
BASE BUSINESS AND ACQUIRED AND COMBINED NET SALES BY SEGMENT AND PRODUCT
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016
(in thousands)

	Three Months Ended September 30, 2016	Base Business Net Sales Increase (Decrease)	Acquired and Combined Net Sales Increase	Three Months Ended September 30, 2017	Total Net Sales % Increase	Base Business Net Sales % Increase (Decrease)(1)	Acquired and Combined Net Sales % Increase(2)
(in thousands)
Wallboard	145,193	(838)	35,007	179,362	23.5%	(0.9)%	68.3%
Metal framing	64,950	(3,979)	10,449	71,420	10.0%	(9.2)%	48.0%
Suspended ceiling systems	62,488	1,487	27,958	91,933	47.1%	5.1%	84.5%
Other products	105,649	597	18,930	125,176	18.5%	0.9%	44.6%
SBP net sales	378,280	(2,733)	92,344	467,891	23.7%	(1.2)%	62.1%
MI net sales	$37,283	$—	$30,272	$67,555	81.2%	—%	81.2%
Total net sales	$415,563	$(2,733)	$122,616	$535,446	28.8%	(1.2)%	66.0%
(1) Represents base business net sales increase (decrease) as a percentage of base business net sales for the three months ended September 30, 2016.
(2) Represents as acquired and combined net sales increase as a percentage of acquired and combined net sales for the three months ended September 30, 2016.

	Nine Months Ended September 30, 2016	Base Business Net Sales Increase	Acquired and Combined Net Sales Increase	Nine Months Ended September 30, 2017	Total Net Sales % Increase	Base Business Net Sales % Increase(1)	Acquired and Combined Net Sales % Increase(2)
(in thousands)
Wallboard	371,634	12,554	144,749	528,937	42.3%	4.5%	152.3%
Metal framing	156,415	4,194	51,877	212,486	35.8%	3.6%	129.0%
Suspended ceiling systems	118,323	11,860	117,738	247,921	109.5%	15.4%	283.3%
Other products	246,660	11,143	99,294	357,097	44.8%	6.3%	139.9%
SBP net sales	893,032	39,751	413,658	1,346,441	50.8%	6.2%	167.0%
MI net sales	$37,283	$—	$160,409	$197,692	430.2%	—%	430.3%
Total net sales	$930,315	$39,751	$574,067	$1,544,133	66.0%	6.2%	201.4%
(1) Represents base business net sales increase as a percentage of base business net sales for the nine months ended September 30, 2016.
(2) Represents acquired and combined net sales increase as a percentage of acquired and combined net sales for the nine months ended September 30, 2016.

Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

In addition to results under GAAP, this press release contains certain non-GAAP financial measures, including Adjusted EBITDA , Adjusted net income and Adjusted EPS, which are provided as supplemental measures of financial performance. These measures are not required by, or presented in accordance with, GAAP. We calculate Adjusted EBITDA as net income (loss) before interest expense, income tax benefit (expense), depreciation and amortization and before non-recurring adjustments such as purchase accounting adjustments, public company readiness expenses, stock-based compensation, non-cash (gain) losses on the sale of property and equipment, transaction costs, non-recurring hurricane costs and unrealized (gains) losses on derivative financial instruments. We calculate Adjusted net income as net income (loss), adjusted for the following: purchase accounting adjustments, public company readiness expenses, stock-based compensation, non-cash (gains) losses on the sale of property and equipment, transaction costs, non-recurring hurricane related costs, unrealized (gains) losses on derivative financial instruments and the effect of income taxes related to these adjustments. We calculate Adjusted EPS as Adjusted net income on a per weighted average share outstanding basis.

Adjusted EBITDA, Adjusted net income and Adjusted EPS are presented because they are important metrics used by management as two of the means by which it assesses financial performance. Adjusted EBITDA, Adjusted net income and Adjusted EPS are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. These measures, when used in conjunction with related GAAP financial measures, provides investors with an additional financial analytical framework that may be useful in assessing our company and its results of operations.

Adjusted EBITDA, Adjusted net income and Adjusted EPS have certain limitations. These measures should not be considered as alternatives to net income and earnings per share, or as any other measure of financial performance derived in accordance with GAAP. Adjusted EBITDA, Adjusted net income and Adjusted EPS also should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. Additionally, Adjusted EBITDA, Adjusted net income and Adjusted EPS are not intended to be liquidity measures. Other companies, including other companies in our industry, may not use these measures or may calculate these measures differently than we do, limiting their usefulness as comparative measures.
The following is a reconciliation of Adjusted EBITDA to the nearest GAAP measure, net income:

Three Months Ended September 30, 2017
(in thousands)
Net income	$1,399
Interest expense, net	15,043
Income tax expense	1,211
Depreciation and amortization	19,729
Unrealized non-cash loss on derivative financial instrument	111
Public company readiness expenses	519
Stock-based compensation	213
Non-cash purchase accounting effects(a)	278
Loss on disposal of property and equipment	30
Hurricane related costs(b)	430
Transaction costs(c)	1,316
Adjusted EBITDA	$40,279
Adjusted EBITDA margin(d)	7.5%

(a)	Adjusts for the effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of acquisitions.

(b)	Represents costs related to payroll and inventory resulting from Hurricanes Harvey and Irma.

(c)	Represents one-time, third-party advisor costs related to our acquisitions in the period, including fees to financial advisors, accountants, attorneys and other professionals.

(d)	Adjusted EBITDA margin represents Adjusted EBITDA divided by net sales.

The following is a reconciliation of Adjusted net income to the nearest GAAP measure, net income:

Three Months Ended September 30, 2017
(in thousands, except share and per share data)
Net income	$1,399
Unrealized non-cash loss on derivative financial instrument	111
Public company readiness expenses	519
Stock-based compensation	213
Non-cash purchase accounting effects(a)	278
Loss on disposal of property and equipment	30
Hurricane related costs(b)	430
Transaction costs(c)	1,316
Tax effect of adjustments(d)	(1,057)
Adjusted net income	$3,239

Earnings per share data as reported:
Basic	$0.03
Diluted	$0.03
Earnings per share data as adjusted:
Basic	$0.08
Diluted	$0.08

Weighted average shares outstanding:
Basic	42,865,407
Diluted	42,870,391

(a)	Adjusts for the effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of acquisitions.

(b)	Represents costs related to payroll and inventory resulting from Hurricanes Harvey and Irma.

(c)	Represents one-time, third-party advisor costs related to our acquisitions in the period, including fees to financial advisors, accountants, attorneys and other professionals.

(d)	Represents the tax effect of the adjustments to reflect corporate income taxes.